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                                                                    Exhibit 21.1

                         THE ESTEE LAUDER COMPANIES INC.
                            SIGNIFICANT SUBSIDIARIES

All significant subsidiaries are wholly-owned by The Estee Lauder
Companies Inc. and/or one or more of its wholly-owned subsidiaries.

                                                         Jurisdiction
            Name                                       in which Organized
--------------------------------                       ------------------
Aramis Inc.                                                 Delaware

Clinique Laboratories, Inc.                                 Delaware

Estee Lauder Europe, Inc.                                   Delaware

Estee Lauder Inc.                                           Delaware

Estee Lauder International, Inc.                            Delaware

Estee Lauder AG Lachen                                    Switzerland